[Logo Omitted] MDI
SECURITY SYSTEMS




December 8, 2005

Mr. Minh Phan
President
Advanced Security Link
1690 Scenic Ave.
Costa Mesa, California 92626

Mr. Minh Phan
Ecomatrix Funding, Inc.
1690 Scenic Ave.
Costa Mesa, California 92626



Dear Minh:

     After discussions between us over several months, it has been agreed that MDI, Inc. will purchase from Ecomatrix Funding, Inc. and Advanced Security Link certain assets (the "Assets") of Advanced Security Link ("ASL") and take over ASL's on-going business.


     1. Assets Purchased - The Assets to be purchased will be specifically identified on mutually agreed to schedules to be provided to MDI at the Closing. They will include the following assets used in the ASL Business:

          i.   intellectual property rights;
          ii.  customer and supplier agreements;
          iii. leases used in the ASL Business (MDI will pay 50% of the costs of leasing and operating the ASL offices);
          iv.  books, records. manuals; and
          v.   property and equipment located at the ASL facility.

MDI is not purchasing:

          i.   cash or cash equivalents;
          ii.  accounts receivable; and
          iii. inventory or raw materials.

MDI is not assuming:

          i. any liabilities, including accounts payable (except for mutually agreed on materials and supplies on order that will be delivered after the Closing);
          ii. any employment, severance or benefit obligations that exist as of the Closing Date, unless they are for the period,lanuaiy 1, 2006 forward.


            9725 Datapoint Dr. Suite 200 o San Antonio, Texas 78229
          o Tel: 210-4477-5400 o Fax: 210-477-5401 o www.mdisecure.com


                                                                  [LOGO OMITTED]

     Purchase Price and Payment

     The purchase price is 2,000,000 shares of the Common stock of MDI, Inc. (the "Shares"). At Closing, the Transfer Agent of MDI will be instructed to issue a certificate representing 2,000,000 restricted shares.

     The  Shares  to be  delivered  are not  registered  with the  Securities  &
Exchange Commission ("SEC") as such, they shall be issued to you with a "restrictive legend" noting that they are not registered and they are of freely transferable. MDI will prepare and file with the SEC a Registration Statement on the appropriate form within thirty (30) days following the Closing.


     Employment

     We shall offer employment to the employees of ASL on terms and conditions and at compensation levels to be agreed upon. ASL will provide MDI with the employment and medical histories of all ASL employees. MDI will not assume any liabilities existing at the time of Closing relating to these employees.

     Minh Phan Consultin; Arrangement

     At the Closing, MDI and Minh Phan will enter into a three year consulting agreement pursuant to which Mr. Phan agrees to manage the ASL operations on behalf of MDI. Under this consulting arrangement, Mr. Phan also agrees that he will be available to perform other functions for MDI when asked. Minh Phan agrees that for three years after the Closing he will not engage or participate in any way with any business except on behalf of MD1 and its assigns) that competes with the business of ASL or MDI.

     Investigation

     MDI has executed this agreement based upon available information regarding ASL. If at Closing, the assets or the ASL Business is materially different than as described, MDI may elect not to Close.

     Minh Phan has been provided all information about MDI that he has requested and has had spoken with management of MDI about MDI, its business and the common stock of MDI traded on The NASDAQ SmallCap Market.

     The obligation of MDI to Close is conditioned on final approval of its Board of Directors.

     Publicity

     MDI and ASL agree to issue a press release following the execution of this Agreement.

     Expenses and Commission


     Each of the parties will pay its own expenses incurred in connection with the proposed transactions.

     Closing

     It is expected that the Closing will take place on January 2, 2006. At the Closing, MDI shall be given:

     Bill of sale and other instruments of assignment and transfer transferring to it (or its assigns) title to

          b. Assignments of leases, contracts and other agreements covering the leases, contracts and other agreements covered by this Agreement; and

          c. All books of account, records, (files, documents and papers relating to the business of ASL.

The parties each agree to execute and deliver at or aver the CIosing Date such other instruments and documents as shall be reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

Yours very truly,

MDI, INC.

By: J. Collier Sparks
---------------------
By: J. Collier Sparks
Its: CEO & President




AGREED AND ACCEPTED:


By: Minh Phan
---------------------
Minh Phan
Its: President
Date: 12-08-05


Ecomatrix Funding, Inc.

By: Minh Phan
---------------------
Its:
Date: 12-08-05